On June 5, 2003, a special meeting of the shareholders of the Fund was held.  The following is a summary of the proposal presented and the total number of shares voted:
Proposal:
	1. To elect the following Trustees, effective July 31, 2003:
	                Votes in
                        Favor of		Votes
                                                Against
Michael Bozic		905,751,024		3,948,484
Charles A. Fiumefreddo	905,751,256	                3,948,252
Edwin J. Garn		905,235,651		4,463,857
Wayne E. Hedien		905,751,024		3,948,484
James F. Higgins	                905,751,256	                3,948,252
Dr. Manuel H. Johnson	905,751,256		3,948,252
Philip J. Purcell	               905,684,325		4,015,183

Also effective July 31, 2003, in connection with a reconstitution of the Funds Board of Trustees, John D. Barrett II, Thomas P. Gerrity, Gerard E. Jones, Vincent R. McLean, C. Oscar Morong, Jr.,
William G. Morton, Jr., Ronald E. Robison, and Mitchell M. Merin have resigned from the Board of Trustees.

On September 23, 2003, a special meeting of the shareholders of the
Small Cap Growth Portfolio was held. The following is a summary of the proposal presented and the total number of shares voted:
Proposal:
	1. Approve an Agreement and Plan of Reorganization, effective
September 26, 2003:
	                                    Votes in
                                                    Favor of               Votes
                                     Abstain                   Votes
                                                                   Against
Small Cap Growth	1,984,800    15,660    56,180